Exhibit 5.2

ALSTON & BIRD LLP

90 Park Avenue

New York, NY 10016

212-210-9400

Fax:212-210-9444

www.alston.com

November 8, 2012

Invesco Finance PLC

30 Finsbury Square

London, EC2A 1AG, United Kingdom

Ladies and Gentlemen:

We are acting as United States counsel to Invesco Finance PLC, a public limited company organized under the laws of England and Wales (the “Issuer”), Invesco Ltd., a Bermuda exempted limited company incorporated under the laws of Bermuda (the “Company”), Invesco Finance, Inc. and certain other guarantors (together with the Company, the “Guarantors”) in the Purchase Agreement, dated November 5, 2012, between the Issuer, the Guarantors and the underwriters named therein in connection with the offering of the Company’s 3.125% senior notes due 2022 (the “Notes”). The Notes will be guaranteed on an unsecured senior basis by each of the Guarantors (such guarantees the “Guarantees” and, together with the Notes, the “Securities”). This opinion letter is rendered pursuant to Item 601(b)(5) of Regulation S-K.

We have examined the indenture dated as of November 8, 2012, by and among the Company and The Bank of New York Mellon, as trustee (the “Base Indenture”) and a supplemental indenture dated as of November 8, 2012, by and among the Company and the Bank of New York Mellon, as trustee (the “Supplemental Indenture”) (the Base Indenture and the Supplemental Indenture together, the “Indenture”), the Securities, and the Registration Statement on Form S-3 (File No. 333-184744) (the “Registration Statement”). We also have examined originals, or copies certified or otherwise identified to our satisfaction, of such other documents, records, certificates and instruments (collectively, the “Ancillary Documents”) as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. In rendering such opinions, we have relied as to factual matters upon the representations, warranties and other statements made in the Indenture and the Ancillary Documents.

In rendering our opinions set forth below, we have assumed, without any independent verification, (i) the genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to the original documents of all documents submitted to us as conformed, telefacsimile, photostatic or electronic copies,

(v) the due authorization, execution and delivery of the Indenture and the Securities by each of the parties thereto, other than those Guarantors organized under the laws of the State of Delaware (the “Delaware Guarantors”), under the laws of their respective jurisdictions of incorporation or organization, and (vi) that all parties to the documents examined by us, other than the Delaware Guarantors, have full power and authority under the laws of their respective jurisdictions of incorporation or organization to execute, deliver and perform their obligations under such documents and under the other documents required or permitted to be delivered and performed thereunder.

The opinions rendered in paragraphs 1 and 2 below relating to the enforceability of the Indenture and the Securities are subject to the effects of: (i) bankruptcy, fraudulent conveyance or fraudulent transfer, insolvency, reorganization, moratorium, liquidation, conservatorship, and similar laws, and limitations imposed under judicial decisions related to or affecting creditors’ right and remedies generally; (ii) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law, and principles limiting the availability of the remedy of specific performance; (iii) concepts of good faith, fair dealing, materiality and reasonableness; and (iv) the possible unenforceability under certain circumstances of provisions providing for indemnification or contribution that is contrary to public policy. In particular, as contemplated by these qualifications, in rendering the opinions set forth in paragraphs 1 and 2 below, we express no opinion as to federal or state laws relating to fraudulent conveyances or fraudulent transfers. Further, no opinion is given herein as to the enforceability of any particular provision of the Indenture or the Securities, relating to (i) waivers of rights to object to jurisdiction or venue, or consents to jurisdiction or venue, (ii) waivers of rights to (or methods of) service of process, or rights to trial by jury, or other rights or benefits bestowed by operation of law, (iii) waivers of any applicable defenses, setoffs, recoupments, or counterclaims, (iv) the grant of powers of attorney or proxies, (v) exculpation or exoneration clauses, indemnity clauses, and clauses relating to releases or waivers of unmatured claims or rights, (vi) submission to binding arbitration, or (vii) the imposition or collection or payment of any premium, liquidated damages, or other amount which may be held by any court to be a “penalty” or a “forfeiture.”

Based on the foregoing, it is our opinion that:

1. the Indenture is a legal, valid and binding obligation of the Issuer and the Guarantors enforceable against the Issuer and the Guarantors in accordance with its terms; and

2. the Securities are validly issued and constitute legal, valid and binding obligations of the Issuer and the Guarantors entitled to the benefits of the Indenture and enforceable against the Issuer and the Guarantors in accordance with their terms.

Our opinions set forth herein are limited to the General Corporation Law of the State of Delaware, the laws of the State of New York, and the federal law of the United States, and we do not express any opinion herein concerning any other laws.

This opinion letter is provided to the Issuer for its use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon by any other person or for any other purpose without our express written consent, except that the Company may file a copy of this opinion letter with the Securities and Exchange Commission (the “Commission”) as an exhibit to the Registration Statement. The only opinions rendered by us consist of those matters set forth in the paragraphs 1 and 2 above, and no opinion may be implied or inferred beyond the opinions expressly stated. Our opinions expressed herein are as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinions expressed herein.

We consent to the filing of this opinion letter as an exhibit to a Current Report on Form 8-K to be incorporated by reference into the Registration Statement and to the use of our name under the heading “Legal Matters” in the Prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

ALSTON & BIRD LLP

By:	/s/ Mark F. McElreath
Mark F. McElreath
Partner